EXHIBIT 18.1

November 14, 2016

Board of Directors

Social Reality, Inc.

456 Seaton Street, Los Angeles, CA

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2016, of the facts relating to your change in the date of the annual impairment test for goodwill from September 30, to December 31. We believe, on the basis of the facts so set forth and other information furnished to us by the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2015. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by the Company, or on the financial position, results of operations, or cash flows of Social Reality, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2015.

Very Truly Yours,

/s/RBSM LLP

New York, New York